EXHIBIT 23.1


                                            [Letterhead of KPMG LLP]


To the Board of Directors
Canadian National Railway Company


We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Canadian National Railway Company pertaining to the Canadian National/Wisconsin Central Option Adjustment Program of our report dated January 23, 2001 with respect to the consolidated balance sheets as at December 31, 1999 and 2000 and the consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 of Canadian National Railway Company included by reference in its Annual Report (Form 40F) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.



/s/ KPMG LLP
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KPMG LLP

Chartered Accountants
Montreal, Canada
October 9, 2001